EXHIBIT 99

Rowan Companies, Inc.
News Release                         2800 Post Oak Boulevard, Suite 5450
                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                          April 4, 2005

ROWAN IS AWARDED DRILLING CONTRACT FOR OFFSHORE NEWFOUNDLAND

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has been awarded a contract to drill two wells on the Grand Banks of Newfoundland, using a Super Gorilla class rig. The contract provides an option for a third well.

This assignment, which is subject to certain regulatory approvals, should commence around mid-year and is expected to last into December 2005. After undergoing modifications, Rowan Gorilla VI will be relocated from the Gulf of Mexico to eastern Canada during the second quarter. Rowan estimates that revenues from this contract will be as much as $26 million, depending upon the duration of the assignment.

Danny McNease, Chairman and Chief Executive Officer, commented, “We have been aggressively pursuing opportunities to diversify our drilling operations and better utilize our Super Gorilla and Gorilla class jack-up rigs. This contract serves both objectives. We are very excited about this opportunity to further demonstrate the capabilities of Rowan’s equipment and personnel. We are also looking forward to returning to the eastern Canada drilling market where Rowan has operated for most of the past 25 years.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.